UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2026

VISIUM TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-0449667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4094 Majestic Lane, Suite 360

Fairfax, Virginia 22033

(Address of principal executive offices, including zip code)

(703) 273-0383

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

On April 14, 2026, Visium Technologies, Inc. (the “Company”) issued an aggregate of 1,597,868 shares of its newly designated Series D Callable Convertible Preferred Stock (the “Series D Preferred Stock”) to approximately forty (40) accredited investors and related parties (including certain officers) in exchange for the full cancellation and satisfaction of $1,597,868.39 of outstanding indebtedness. The indebtedness consisted of (i) various promissory notes and (ii) accrued officer and related-party payables, all as set forth on the Debt Schedule approved by the Board of Directors.

The issuance was effected pursuant to unanimous Board resolutions adopted on April 14, 2026, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a private placement transaction to accredited investors. No general solicitation or advertising was used. Each stock certificate or book-entry statement bears a restrictive legend. Upon issuance, the corresponding promissory notes and officer payables were deemed fully paid, satisfied, cancelled, and of no further force or effect.

The material terms of the Series D Preferred Stock are set forth in the Certificate of Designation filed as Exhibit 3.1 hereto. Each share has a Stated Value of $1.00 and carries a 3% per annum cumulative dividend, accruing daily from the Issuance Date and payable quarterly in arrears in cash or, at the Company’s option, in additional fully paid and non-assessable PIK Shares of Callable Convertible Series D Preferred Stock. Holders are entitled to a non-participating liquidation preference equal to the Stated Value plus all accrued and unpaid dividends, senior to Common Stock, Series A Preferred Stock, and Series B Preferred Stock (but junior to Series AA Preferred Stock and Series G Preferred Stock).

Each share is convertible at the holder’s option into Common Stock at a fixed Conversion Price of $0.05 per share (subject to broad-based weighted-average anti-dilution adjustment upon any dilutive issuance below the then-current Conversion Price, standard adjustments for stock splits, dividends, combinations, and reclassifications, and explicit preservation of anti-dilution rights regardless of voluntary non-participation in any future pro-rata offering).

The Company retains the right, upon closing of any Qualifying Transaction (defined as (i) any equity financing raising at least $10,000,000 in gross proceeds or (ii) a Change of Control at an enterprise valuation of at least $10,000,000), to redeem all or any portion of the Series D Preferred Stock at 103% of Stated Value plus accrued and unpaid dividends, payable in cash or (subject to the Exchange Act and OTCQB rules) in registered Common Stock valued at the 10-trading-day VWAP preceding the redemption notice. Holders have no general voting rights except as required by the Florida Business Corporation Act and vote together with Common Stock on an as-converted basis where entitled. Protective provisions require the affirmative vote or consent of holders of a majority of the outstanding Series D Preferred Stock for any amendment adversely affecting their rights or for any liquidation or Deemed Liquidation Event without first providing for full payment of the liquidation preference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 14, 2026, the Board of Directors adopted, and on April 14, 2026, the Company executed, a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock pursuant to Section 607.0602 of the Florida Business Corporation Act. The Certificate of Designation designates 2,000,000 shares of a new series of preferred stock with the preferences, rights, and limitations described in Item 3.02 above. The Certificate of Designation constitutes an amendment to the Company’s Articles of Incorporation. A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated by reference. No change in fiscal year occurred.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of Visium Technologies, Inc., dated April 14, 2026 (filed herewith).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: April 16, 2026	By:	/s/ Mark Lucky
Mark Lucky
Chief Executive Officer

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